Exhibit 99.1

50 Main St.; Suite 485
White Plains, NY 10606

NEWS

FOR IMMEDIATE RELEASE

Contact:

Kenneth M. Schwartz

914/448-2700

K & F INDUSTRIES HOLDINGS, INC.

ELECTS J. THOMAS ZUSI BOARD MEMBER

WHITE PLAINS, NY – September 13, 2005 – J. Thomas Zusi was elected to the board of directors of K&F Industries Holdings, Inc. (NYSE: KFI) at its September 8 board meeting.

Mr. Zusi, 62, will serve as chairman of the audit committee, succeeding Dale Frey who remains a director and member of the audit committee.

Mr. Zusi’s professional background and education make him well qualified to chair the audit committee as an independent financial expert.  He joined AlliedSignal Inc. in 1981 as director-corporate auditing, and assumed increasing responsibility in the accounting and controls area during his tenure becoming vice president, finance and CFO in 1994, and corporate vice president, finance – business analysis and operations in 1997. Prior to his association with AlliedSignal, from which he retired in 1999, Mr. Zusi was a senior audit manager with Price Waterhouse & Company from 1970 to 1981.

A certified public accountant, Mr. Zusi earned his B.S. in Accounting and his M.B.A. in Finance and Economics at Fairleigh Dickinson University.

About K&F

K&F Industries Holdings, Inc. recently completed an initial public offering of its common stock.  Certain affiliates of Aurora Capital Group continue to control a majority of the voting power of K&F’s outstanding common stock and therefore K&F remains a “controlled company” within the meaning of the New York Stock Exchange corporate governance standards.

K&F Industries Holdings, Inc., through its Aircraft Braking Systems Corporation subsidiary, manufactures wheels, brakes and brake control systems for commercial transport, general aviation and military aircraft.  K&F’s other subsidiary, Engineered Fabrics Corporation, manufactures aircraft fuel tanks, de-icing equipment and specialty coated fabrics used for storage, shipping, environmental and rescue applications for commercial and military use.

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Forward Looking Statements

Some statements and information contained herein are not historical facts, but are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition, the Company or its representatives have made and may continue to make forward-looking statements, orally, in writing or in other contexts, such as in reports filed with SEC or press releases.  These forward-looking statements may be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “should” or the like, the negative of these words or other variations of these words or comparable words, or discussion of strategy that involves risk and uncertainties.  We caution you that these forward-looking statements are only predictions, and actual events or results may differ materially as a result of a wide variety of factors and conditions, many of which are beyond our control.  Some of these factors and conditions include, but are not limited to: (i) government or regulatory changes, (ii) dependence on our subsidiary, Aircraft Braking Systems Corporation, for operating income, (iii) competition in the market for our products, and (iv) our substantial indebtedness, (v) adverse conditions in the public capital markets.  This press release should be read in conjunction with our periodic reports filed with the SEC.  We undertake no obligation to revise these statements following the date of this press release.